UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 17, 2006

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819	20-1563395
(Commission File Number)	(I.R.S. Employer Identification No.)

1021 Main Street, Suite 2650
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Settlement of Litigation

On February 17, 2006, we reached a settlement in connection with our previously-disclosed litigation matter titled Particle Drilling Technologies, Inc. vs. PSI Distribution Incorporated, Harry B. Curlett, Curlett Family Limited Partnership, Ltd., CCore Technology and Licensing, Ltd., Deep Heat Energy Corporation, and Energeo, LP. As a result of the settlement, all parties involved in the litigation have dismissed and released all claims and counter-claims asserted in the litigation. The specific terms of the settlement are confidential, but the settlement did not have a material impact on our company or our operations, assets or liquidity.

Commercial Trial Program with Gasco Energy

On February 21, 2006, we announced that we have entered into an agreement with Gasco Production Company, a subsidiary of Gasco Energy, Inc. (“Gasco”), to deploy our patented Particle Impact Drilling (“PID”) process in Gasco’s Riverbend drilling program located in Utah’s Uinta Basin. Our agreement with Gasco is structured to compensate us with 50% of the savings realized by Gasco from reduced drilling days. The term of the agreement will be on a well-by- well basis and can be terminated by either party at any time. The initial PID operation demonstrating the PID process in its first commercial field application is expected to begin in early to mid April of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	February 23, 2006	By:	/s/ J. CHRIS BOSWELL
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer